Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 1 to this Registration Statement on Form F-3 of Osisko Development Corp. (the “Company”) of our report dated March 28, 2025, relating to the consolidated financial statements, which appears in Exhibit 99.2 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement, and the reference to us under the heading “Interests of Experts” in the Annual Information Form, filed as Exhibit 99.1 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2024, which is incorporated by reference in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Montréal, Canada

December 10, 2025